Exhibit 10.14

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 23, 2021, by and between Ocean Biomedical, Inc., a Delaware corporation (the “Company”), and The Regents of the University of California, as Trustee of the University of California Retirement Plan (“Purchaser”).

RECITALS

The Company is planning to issue and sell shares of the common stock, par value $0.000001 per share, of the Company (the “Common Stock”) in an underwritten initial public offering (the “IPO”) pursuant to the Company’s registration statement on Form S-1 (File No. 333-256950) (the “Registration Statement”) and an underwriting agreement (the “Underwriting Agreement”) by and among the Company and Berenberg Capital Markets LLC (“Berenberg”) and Oppenheimer & Co. Inc., as representatives of the several underwriters listed therein (together, the “Underwriters”).

Purchaser desires to purchase, and the Company desires to issue and sell, upon the terms and conditions stated herein, shares of Common Stock at a price per share in cash equal to ninety percent (90%) of the price at which the Common Stock is issued and sold to the public in the IPO (the “Per Share Purchase Price”) for an aggregate cash purchase price of the lesser of (i) $15,000,000 and (ii) ten percent (10%) of the aggregate cash price paid by the Underwriters for the Stock (as defined in the Underwriting Agreement) prior to any deduction for any fees of the Underwriters (the “Subscription Amount”) contingent upon and concurrently with the closing of the IPO.

The Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (codified at 15 U.S.C. Sec. 77a et seq., and hereinafter the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Closing Date” means the third (3rd) trading day after the trading day on which the Underwriting Agreement has been executed and delivered by all parties thereto.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company’s Knowledge” means the knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry, assuming the diligent exercise of such officers’ duties.

“Key Person Event” means (i) Dr. Chirinjeev Kathuria is no longer the Chairman of the Company, or (ii) two or more of the following individuals are no longer employed or engaged as a consultant by the Company: Elizabeth Ng, Dr. Jake Kurtis, Gurinder Kalra and Daniel Behr.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

“Material Contract” means any contract of the Company that has been filed or was required to have been filed as an exhibit to the Registration Statement pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Preliminary Prospectus” means the most recent preliminary prospectus included in the Registration Statement at the time of effectiveness of the Registration Statement.

“Prospectus” means the final prospectus filed by the Company pursuant to Rule 424 under the Securities Act relating to the IPO.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Transaction Documents” means this Agreement and the Lock-up Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1    Closing.

(a)    Amount. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, such number of shares of Common Stock (the “Shares”) equal to the quotient resulting from dividing (i) the Subscription Amount by (ii) the Per Share Purchase Price, with any fraction of a share rounded down to the nearest whole share.

(b)    Closing. The Closing shall be contingent on the IPO and take place concurrently with the Closing Date and remotely via the exchange of documents and signatures or at such other time and place as the parties may mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(c)    Payment of Subscription Amount. Payment by Purchaser of the Subscription Amount to the Company shall be made at the Closing by wire transfer of immediately available funds equal to the aggregate purchase price for the Shares to an account specified in writing by the Company. Payment of the Subscription Amount for the Shares shall be made against delivery to Purchaser of the Shares, which Shares shall be uncertificated and shall be registered in the name of Purchaser on the books of the Company by the Company’s transfer agent.

2.2    Delivery. At the Closing, upon payment in cash of the Subscription Amount (if applicable, as reduced by operation of Section 2.1(a)) by wire transfer to a bank account designated by the Company or by such other methods as may be designated by the Company in writing to Purchaser no later than three (3) business days before the Closing, the Company shall deliver to Purchaser evidence of the issuance of the Shares to Purchaser via book-entry format, in the form of a “screen shot” of the records of the

Company’s transfer agent, and the Company’s transfer agent shall confirm such issuance telephonically. Confirmation from the Company’s transfer agent, or by such other means as mutually agreed, that the Shares have been issued as provided by this Section 2.3 shall be sufficient evidence at the Closing that the Shares have been issued to Purchaser. The Company shall deliver to Purchaser a share balance statement from the Company’s transfer agent evidencing the issuance of the Shares to Purchaser at the Closing no later than the business day immediately following the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to Purchaser that:

(a)    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted and to enter into the Transaction Documents to which it is a party. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b)    Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Documents, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)    Valid Issuance of Shares.

(i)    The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations of Purchaser in Section 3.2 and subject to the filings described in Section 3.1(d), the Shares will be issued in compliance with all applicable federal and state securities laws.

(ii)    As of the Closing Date, the Shares that are being purchased by Purchaser hereunder will conform to the description of the Common Stock contained in the Prospectus. As of the Closing Date, the statements set forth in the Prospectus under the caption “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Company’s capital stock, are accurate, complete and fair in all material respects.

(iii)    No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of Regulation D (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) is applicable.

(d)    Governmental Consents and Filings. Assuming the accuracy of the representations made by Purchaser in Section 3.2, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D and applicable state securities laws, which have been made or will be made in a timely manner.

(e)    Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its certificate of incorporation or bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any Material Contract, or (v) to the Company’s Knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which statute, rule or regulation would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(f)    Registration Statement and Prospectus. The Registration Statement as of the date when it is declared effective by the Commission will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Preliminary Prospectus as of the date hereof does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Prospectus, as of its date and as of the date of the closing of the IPO, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(g)    Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

3.2    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date) to the Company as follows:

(a)    Authorization. Purchaser has requisite corporate power and authority to enter into the Transaction Documents to which it is a party. The Transaction Documents, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)    Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

(c)    Restricted Securities. Purchaser understands that the Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. Purchaser acknowledges that the Company filed the Registration Statement in connection with the IPO. Purchaser understands that this transaction is not intended to be part of the IPO, and that Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to the Shares and the transaction contemplated hereunder.

(d)    Legends. Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

(i)    “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION UNDER THE SECURITIES ACT OF 1933.”

(ii)    Any legend set forth in, or required by, the other Transaction Documents.

(iii)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

(e)    Qualified Institutional Buyer. Purchaser is a “qualified institutional buyer” as defined in Rule 144A of the Securities Act.

(f)    “Bad Actor” Status. Purchaser is not a Company Covered Person .

(g)    No General Solicitation. Neither Purchaser, nor any of its officers, directors, employees, or agents, has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement, in each case, in connection with the offer and sale of the Shares.

(h)    Access to Information. Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or counsel shall limit, modify, amend or affect the Company’s representations and warranties contained in the Transaction Documents or Purchaser’s right to rely on the truth, accuracy and completeness of such representations and warranties or of the Registration Statement.

(i)    Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Purchaser.

ARTICLE 4

CONDITIONS PRECEDENT TO CLOSING

4.1    Conditions Precedent to the Obligations of Purchaser to Purchase Shares at the Closing. The obligation of Purchaser to acquire Shares at the Closing is subject to the fulfillment to Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except for such representations and warranties that speak as of a specific date.

(b)    Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale of the Shares described herein.

(c)    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than (i) the filing pursuant to Regulation D and (ii) the filings required by applicable state “blue sky” securities laws, rules and regulations.

(d)    IPO Shares. The Underwriters shall have purchased, concurrent with the purchase of the Shares by Purchaser hereunder, the Stock (as defined in the Underwriting Agreement) at the purchase price per share set forth in the Underwriting Agreement.

(e)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

4.2    Conditions Precedent to the Obligations of the Company to Sell Shares at the Closing. The Company’s obligation to sell and issue the Shares to Purchaser at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company in writing:

(a)    Subscription Amount. Purchaser shall have paid the Subscription Amount to the Company by wire transfer of immediately available funds as specified in Section 1(c) of this Agreement;

(b)    Representations and Warranties. The representations and warranties made by Purchaser in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date.

(c)    IPO Shares. The Underwriters shall have purchased, concurrent with the purchase of the Shares by Purchaser hereunder, the Stock (as defined in the Underwriting Agreement) at the purchase price per share set forth in the Underwriting Agreement.

(d)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

ARTICLE 5

COVENANTS

5.1    Exchange Act Filings. The Company will timely file with the Commission all reports required by the Exchange Act of 1934, as amended, to enable Purchaser to resell its Shares pursuant to Rule 144 under the Securities Act upon the termination of the Lock-up Agreement.

5.2    Lock-Up. Purchaser shall, as required by the Underwriters, enter into a customary lock-up agreement with respect to the Shares (the “Lock-up Agreement”), substantially consistent with such agreements entered into by other shareholders of the Company in connection with the proposed IPO.

5.3    Registration Rights. The Company hereby grants Purchaser one (1) demand registration right and up to three (3) piggyback registration rights with respect to the Shares, in each case on such terms as are (i) described on Schedule A attached hereto and made a part hereof, and (ii) otherwise substantially consistent with the related registration rights terms and conditions as set forth in the form of investors’ rights agreement generally available at www.nvca.org (collectively, the “Registration Rights”). The Registration Rights may be invoked after the termination of any restrictive period under the Lock-up Agreement, but in no event earlier than 180 days following the Closing Date, and shall be invoked by Purchaser only in the event that the Company fails to comply with the covenants set forth in Section 5.1 above.

5.4    Put Right. For a period of 180 days from the Closing Date, in the event during such period a Key Person Event occurs, the Company shall provide Purchaser with written notice thereof no later than 2 days following such Key Person Event (the “Notice”). Purchaser shall have the right, but not the obligation, upon its delivery of written notice to the Company (a “Put Notice”) no later than 15 days following Purchaser’s receipt of the Notice, to cause the Company to repurchase all or any portion of the Shares at a price per share equal to the greater of (i) the Per Share Purchase Price, and (ii) the preceding five (5) day trading average of the Common Stock. The Company agrees to use its commercial best efforts to repurchase the Shares indicated by Purchaser on the Put Notice, and deliver the applicable purchase price therefor by wire transfer of immediately available funds to the bank account designated by Purchaser in the Put Notice, no later than 2 business days following the Company’s receipt of the Put Notice.

5.5    Use of Proceeds. The Subscription Amount shall be used by the Company for the continued pre- and post-clinical development of the Company’s drug product candidates and/or business development activities, working capital and other general corporate purposes.

ARTICLE 6

MISCELLANEOUS

6.1    Removal of Legends. It is understood and agreed by the Company that the restrictive legends and stop transfer instructions described in Section 3.2(e) will be removed at the time the Shares purchased hereunder are registered under the Securities Act and sold pursuant to such registration, or are sold or to be sold under Rule 144 under the Securities Act, or otherwise with a transfer pursuant to an exemption from registration under the Securities Act.

6.2    Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the written consent of the Company and Purchaser, (ii) the withdrawal by the Company of the Registration Statement, (iii) following the execution of the Underwriting Agreement, the termination of such Underwriting Agreement in accordance with its terms, or (iv) the Registration Statement shall not have been declared effective by the Commission by 11:59 P.M. (Eastern Time) on July 9, 2021.

6.3    Entire Agreement. The Transaction Documents, together with the Schedules hereto, contain the complete understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior understandings and writings relating to the subject matter hereof and thereof, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.4    Notices. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth below and shall be (i) delivered personally, (ii) sent via a reputable nationwide overnight courier service, or (iii) sent by e-mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand and two (2) business days after it is sent via a reputable nationwide overnight courier service. Either party may change its address by giving notice to the other party in the manner provided above.

To the Company:

Ocean Biomedical, Inc.

55 Claverick Street, Room 325

Providence, RI 02903

Attention: Dr. Chirinjeev Kathuria, Chairman & Elizabeth Ng, Chief Executive Officer

E-mail: ckathuria@oceanbiomedical.com & eng@oceanbiomedical.com

With a copy to:	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attention: Kristopher Brown & James Xu E-mail: kbrown@goodwinlaw.com & jxu@goodwinlaw.com

To Purchaser:

The Regents of the University of California, as Trustee of the University of California Retirement Plan

Attn: Office of the Chief Investment Officer

111 Franklin, 9th Floor

Oakland, CA 94607-9828

Attention: Jagdeep Bachher, Chief Investment Officer

E-mail: cio.jb@ucop.edu

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 2600 El Camino Real, Ste 400 Palo Alto, CA 94306 Attention: John W. Rockwell E-mail: john.rockwell@wilmerhale.com

6.5    Amendment and Waiver. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Company and Purchaser.

6.6    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.8    Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.9    Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. In addition, this Agreement may be executed by facsimile or “PDF” and such facsimile or “PDF” signature shall be deemed to be an original.

6.10    Severability. Should one or more provisions of this Agreement be or become invalid, then the parties hereto will attempt to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have accepted this Agreement with those new provisions. If the parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement will not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the parties would not have entered into this Agreement without the invalid provisions.

6.11    Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

6.12    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or waiver of or acquiescence in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the organizational documents of the Company or otherwise afforded to any party, shall be cumulative and not alternative.

6.13    Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to specific performance under the Transaction Documents. Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (ii) any requirement under law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

6.14    Indemnification; Limitations on Liability. The Company shall indemnify, defend and hold Purchaser harmless from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, reasonable legal and accounting fees and expenses), which would not have been incurred if (i) all of the representations and warranties of the

Company in Section 3.1 had been true and correct pursuant to the terms of this Agreement when made and at the time of the Closing, as applicable, and (ii) all of the covenants and agreements of the Company in this Agreement had been duly and timely complied with and performed; provided, however, that the aggregate liability of the Company to Purchaser under this Section 5.14 shall not exceed the amount paid by Purchaser pursuant to Section 2.2(a); and provided, further, however, that the representations and warranties set forth in Section 3.1(f) shall survive the Closing until the first anniversary of the Closing Date, whereupon they shall expire and any claim for liabilities, losses or damages arising out of or relating to a breach of the representations and warranties set forth in Section 3.1(f) must be brought prior to the first anniversary of the Closing Date.

[signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

OCEAN BIOMEDICAL, INC.

By:	/s/ Chirinjeev Kathuria

Name:	Chirinjeev Kathuria
Title:	Executive Chairman

[Signature Page to Common Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, AS TRUSTEE OF THE UNIVERSITY OF CALIFORNIA RETIREMENT PLAN

By:	/s/ Jagdeep Bachher

Name:	Jagdeep Bachher
Title:	Chief Investment Officer

[Signature Page to Common Stock Purchase Agreement]

Schedule A

OCEAN BIOMEDICAL, INC.

REGISTRATION RIGHTS AGREEMENT TERMS SUMMARY

(capitalized terms not otherwise defined below shall have the meaning given to them in the Agreement to which this Schedule is attached (the “Agreement”))

Provision	Terms

Who are the “Holders” that will receive registration rights?	The Regents of the University of California, as Trustee of the University of California Retirement Plan, together with its successors and assigns as approved by the Company, provided that such approval shall not be unreasonably withheld or delayed in the case of assignments to affiliates.

What are the “Registrable Securities” that will be covered by the registration rights?	All Shares received pursuant to the Agreement or as a dividend or distribution on such Shares. Shares acquired by the Holder in other contexts (e.g., public or other private purchases) will not be entitled to registration rights.

What registration rights will the Holder be entitled to for its Registrable Securities?

Resale Shelf Registration: If requested by the Holder, at any time after the expiration of the lock-up period applicable to Holder under the Lock-up Agreement, the Company must file as soon as reasonably practicable, but in no event later than 30 days, a shelf registration statement on Form S-3 with the Commission, registering all Registrable Securities for resale from time to time by the Holder. To be covered by the shelf registration statement, Holder must provide the Company with a completed questionnaire and will be listed by name in the publicly filed document. Once the shelf registration statement is declared effective by the Commission, the Holder can generally freely resell their Shares in the public markets at the time and in the amount of their choosing. The resale shelf registration statement (or one or more replacements) must be kept up to date and effective by the Company for so long as there remain unsold Registrable Securities.

Underwritten Secondary Offering: The Holder may elect to sell all or a portion of their Shares in an underwritten public offering coordinated by the Company; provided, that each offering must be for at least $5 million worth of securities of the Company, and that no more than two (2) such underwritten offerings can be requested per calendar year, and no more than three (3) in total.

Piggyback Registration Rights: If, after the IPO, the Company embarks on one or more public offering of shares of its securities for its own account or for the account of any of its securityholders, then the Holder may request to have all or some of its Registrable Securities included for sale in the offering; provided, that these piggyback rights are only available (i) if the resale shelf registration statement described above has lapsed or is otherwise unavailable for use, an (ii) a minimum of $5 million worth of Registrable Securities are to be sold, in the aggregate, by the Holder in the offering.

Procedures for Underwritten Offerings

In any underwritten offering in which Holder seeks to participate per its registration rights described above:

•  the Company chooses the underwriter(s) at its sole discretion;

•  the underwriters, in their sole discretion, can require pro rata cutbacks in offered securities as necessary to ensure the success of the offering, provided Holder shall not be cutback until any other selling stockholder has been cutback 100%; and

•  the Company will not be required to commence any underwritten public offering within 120 days of a prior underwritten offering in which the Holder participated, or within any unexpired lock-up period applicable to Holder.

Blackout Periods:

Notwithstanding any of the registration rights described above, the Company may postpone the filing of any registration statement or offering, or instruct the Holder to not sell any shares thereunder, for so long as the Company reasonably determines is necessary, if:

•  the offer or sale of shares would materially impede, delay or interfere with any proposed acquisition, corporate reorganization or other comparable material (non financing) transaction involving the Company; or

•  the offer or sale of shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law and the Company has a bona fide business purpose for preserving the confidentiality of such information.

The Company’s blackout rights cannot be exercised more than two (2) times, or for more than an aggregate of 45 days, in any rolling 12-month period.

Who Pays for Registration and Offering Expenses?

Company will pay expenses relating to:

•  preparation and distribution of the registration statement, including amendments and supplements, and registration and filing fees;

•  securities and blue sky compliance;

•  printing;

•  internal expenses (including salaries and legal and accounting duties)

•  listing fees/expenses;

•  fees of independent accountants; and

•  counsel for the Holder (in addition to California counsel).

Company will not pay expenses relating to:

•  underwriting or brokerage discounts or commissions;

•  out-of-pocket expenses of the Holder.

When do shares cease to be Registrable Securities?

(i) the Shares have been sold to non-affiliates of the Company;

or

(ii)  the Shares held by the Holder can all be sold in one transaction pursuant to Rule 144 without being subject to volume and manner of sale restrictions or current public information requirements.

When there are no longer any Registrable Securities left, the registration rights agreement terminates.

Permitted Transfers:	The Holder may not otherwise transfer its rights, other than to an affiliate, without the written consent of the Company in its sole discretion.

Indemnification:

The Company indemnifies the Holder against any losses, claims, damages, and liabilities arising from material untrue statements or omissions in any registration statement, prospectus, or preliminary prospectus (including amendments and supplements), except material untrue statements or omissions included in reliance on information furnished in writing to the Company by the Holder.

The Holder indemnifies the Company, the underwriters against any losses, claims, damages, and liabilities arising from information relating to the selling Holder which Holder provides to the Company in writing and expressly for use, and is relied on by the Company, for any registration statement, prospectus, or preliminary prospectus (including amendments and supplements). The Holder’s indemnification cannot exceed the net proceeds actually received by such selling Holder.

Amendment:	Any amendment requires the written agreement of the Company and the Holder.